UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Dearborn Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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DEARBORN BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
December 9, 2008

To the Shareholders of
Dearborn Bancorp, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Dearborn Bancorp, Inc. will be held on Tuesday, December 9, 2008, at 4:00 P.M., local time, at its Fidelity Bank Operations Center located at 4000 Allen Road, Allen Park, Michigan 48101, for the following purpose:

1. To act on a proposed Amendment to the Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on November 10, 2008 as the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournments thereof. Shareholders who are unable to attend the meeting in person, as well as shareholders who plan to attend the meeting, are encouraged to vote the proxy by the internet or telephone, as instructed on the proxy card, if that option is available, or date, sign and promptly mail the enclosed proxy. If you are present at the meeting and desire to vote in person, you may revoke your proxy.

By Order of the Board of Directors,

Jeffrey L. Karafa
Secretary

It is important that you vote your shares as soon as possible, regardless of the number of shares you own or whether or not you plan to attend the Special Meeting.

November 21, 2008
Dearborn, Michigan

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS OF DEARBORN BANCORP, INC.
December 9, 2008

To the Shareholders of
Dearborn Bancorp, Inc.

DATE, TIME AND PLACE OF SPECIAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies from the holders of the Common Stock of Dearborn Bancorp, Inc. (also referred to as the “Corporation”) to be used at a Special Meeting of Shareholders to be held on Tuesday, December 9, 2008, at 4:00 P.M. local time, at its Fidelity Bank Operations Center located at 4000 Allen Road, Allen Park, Michigan 48101, and at any adjournments thereof. The principal executive offices of the Corporation are located at 1360 Porter Street, Dearborn, Michigan 48124-2823. The approximate date on which this Proxy Statement and the enclosed form of proxy are being mailed to shareholders is November 21, 2008.

DEARBORN BANCORP REQUESTS YOUR “FOR” VOTE

The Board of Directors of Dearborn Bancorp has requested this Special Meeting for the following purpose:

1. To act on a proposed Amendment to the Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

HOW TO VOTE OR REVOKE YOUR PROXY

Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary of the Corporation prior to voting. Unless the proxy is revoked, the shares represented thereby will be voted at the Special Meeting or any adjournments thereof. The giving of the proxy does not affect the right to vote in person should the shareholder attend the meeting. If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

SHAREHOLDERS ELIGIBLE TO VOTE

The Board of Directors in accordance with the By-Laws has fixed the close of business on November 10, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting of Shareholders or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Corporation was 8,096,204 shares of Common Stock (including 54,369 shares of restricted stock), each of which is entitled to one vote. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but not counted on any matters brought before the meeting. The Proposal to Amend the Articles of Incorporation to Authorize Preferred Stock will be adopted by the affirmative vote of the majority of the outstanding shares of Common Stock of the Corporation entitled to vote on the proposed amendment.

PURPOSE OF SPECIAL MEETING

U.S. Treasury’s Capital Purchase Program

The United States Department of the Treasury recently announced its Capital Purchase Program (CPP) under the Emergency Economic Stabilization Act of 2008. The CPP was created in response to the recent instability and uncertainty in the financial markets and is intended to infuse capital into qualifying U.S. financial institutions and financial holding companies. The capital eligible for purchase by the Treasury under the CPP is cumulative perpetual preferred stock of eligible bank holding companies like Dearborn Bancorp. The maximum amount of capital eligible for purchase by the Treasury is the lesser of (i) an amount equal to 3 percent of the Total Risk-Weighted Assets of the participant or (ii) $25 billion. The minimum amount eligible for purchase under the CPP is the amount equal to 1 percent of the Total Risk-Weighted Assets of the participant.

On November 7, 2008, Dearborn Bancorp applied for participation in the CPP. If the Corporation receives preliminary approval to participate from the Treasury, it will have 30 days from the date of notification to submit its investment agreements and related documentation. The Corporation applied for approximately $28.8 million of Treasury capital, which is the maximum amount of capital it is eligible for based on its Total Risk-Weighted Assets. This investment would require the issuance to the Treasury of approximately 28,790 shares of preferred stock at a liquidation value of $1,000 per share.

Shareholder Authorization of Preferred Stock

Under Dearborn Bancorp’s existing Articles of Incorporation, it has 20,000,000 authorized shares of Common Stock but does not have any authorized shares of preferred stock. The Corporation has called this Special Meeting of Shareholders for the purpose of authorizing 5,000,000 shares of preferred stock. The authorization of the preferred stock will allow shares to be issued to the Treasury in the event that the Corporation is approved to participate in the CPP and will permit the Board of Directors to issue preferred stock in the future without further shareholder approvals, thereby providing the Corporation with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. Other than issuing shares of the preferred stock in connection with raising capital through participation in the CPP, Dearborn Bancorp currently has no current plans, commitments, or binding agreements with respect to the issuance of the preferred stock.

The Treasury is under no obligation to approve the applications of all qualifying financial institutions and financial holding companies. Therefore, even if the Proposal to Amend the Articles of Incorporation to Authorize the Issuance of Preferred Stock is approved at the Special Meeting, there can be no assurance that Dearborn Bancorp’s application to participate in the CPP will be approved by the Treasury or, if approved, that it will be approved for the maximum amount of capital.

If the Proposal is approved and Dearborn Bancorp is able to raise capital through participation in the CPP, it intends first to use the proceeds to strengthen its balance sheet and capital position. Second, the proceeds will be available to support its loan growth and address its current and future credit issues. The additional capital would also allow it potentially to acquire failing or troubled institutions in Southeast Michigan, whether through FDIC acquisition opportunities or direct negotiation.

If the Proposal to Amend the Articles of Incorporation to Authorize the Issuance of Preferred Stock is not approved Dearborn Bancorp will not be eligible to participate in the CPP and it could be disadvantaged against its competitors in the current financial markets and limited in its ability to raise capital to sustain its future growth. The Corporation currently does not believe that there will be a material adverse effect on its liquidity, capital resources or results of operations if the Treasury denies the application.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
TO AUTHORIZE ISSUANCE OF PREFERRED STOCK

If the Shareholders approve this proposal (the “Articles Amendment”), Dearborn Bancorp will be authorized to issue up to 5,000,000 shares of preferred stock (the “Preferred Stock”). The full text of the proposed Articles Amendment is attached to this Proxy Statement as Appendix A. If the Articles Amendment is approved, Dearborn Bancorp’s Board of Directors will be authorized to issue the Preferred Stock from time to time, in one or more series, with full or limited or no voting powers, and with all designations, preferences and special rights, qualifications, limitations and restrictions upon the Preferred Stock, as may be provided in the resolutions adopted by its Board of Directors.

Description of Preferred Stock

The Board of Directors, by resolution, may establish, without limitation, the following:

•	the designation of each series of Preferred Stock and number of shares comprising such series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether the shares are to be redeemable, and, if redeemable, whether for cash, property or rights;

•	the rights to which holders of shares of each series shall be entitled to preferences, if any, as to dividends and liquidation, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•	whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, option or other special rights and qualifications, limitations or restrictions of such series.

No Appraisal or Preemptive Rights

Under applicable Michigan law, Dearborn Bancorp’s shareholders are not entitled to appraisal rights with respect to the Articles Amendment. Holders of the Corporation’s Common Stock will not have preemptive rights with respect to any of the Preferred Stock.

Effect of Articles Amendment on Holders of Common Stock

The actual effect of the Articles Amendment upon the rights of holders of Common Stock cannot be stated until Dearborn Bancorp determines, from time to time, to issue any shares of Preferred Stock and the Board of Directors determines the specific rights and preferences of those shares. The effect on holders of Common Stock of the issuance of Preferred Stock to the Treasury under the CPP is discussed below.

DEARBORN BANCORP’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND
RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE ARTICLES OF
INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

MATERIAL TERMS OF PREFERRED STOCK TO BE ISSUED UNDER CAPITAL PURCHASE
PROGRAM AND EFFECT OF ISSUANCE ON HOLDERS OF COMMON STOCK

The Treasury will require certain rights and preferences for the shares of Dearborn Bancorp’s Preferred Stock to qualify to be purchased under the CPP (the “CPP Shares”). If and when the Corporation is accepted to participate in the CPP, the rights and preferences of the CPP Shares will be established by the Board of Directors by resolution and the Board will be required to include the following:

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the CPP Shares will rank senior to the Common Stock and at least equally with all other equity securities designated as ranking on parity with the CPP Shares as to payment of dividends or the amounts to be paid upon liquidation.

For so long as any CPP Shares remain outstanding, unless all accrued and unpaid dividends are fully paid on the CPP Shares, no dividend may be paid or declared on the Common Stock or other equity securities designated as ranking junior to or on parity with the CPP Shares and no Common Stock or other equity securities designated as ranking junior to or on parity with the CPP Shares may be redeemed, purchased or otherwise acquired by the Corporation.

For the first three years that the Treasury owns the CPP Shares, the Corporation may not increase its dividend payments on the Common Stock or redeem shares of Common Stock without the permission of the Treasury.

Dividends

Holders of CPP Shares, in preference to the holders of Common Stock and other equity securities designated as ranking junior to the CPP Shares as to payment of dividends, will be entitled to receive out of assets legally available for payment, cash dividends payable quarterly at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum. Dividends not paid on the CPP Shares cumulate over the life of the investment.

In the event dividends on the CPP Shares are not paid for six dividend periods, whether or not consecutive, the Corporation will be required to expand its board of directors to accommodate Treasury Department appointments.

Conversion Rights

The CPP Shares will not be convertible into shares of any other class or series of Dearborn Bancorp’s stock.

Redemption

CPP Shares may be redeemed by the Corporation during the first three years following the investment only from the proceeds of a Qualified Equity Offering by the Corporation. They may be redeemed thereafter from any source of funds. A Qualified Equity Offering is a sale by the Corporation, for cash, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. Any redemption will be at a cash redemption price of $1,000 per CPP Share, plus any accrued and unpaid dividends. Holders of the CPP Shares will have no right to require the redemption of the CPP Shares.

Liquidation Rights

Holders of CPP Shares will be entitled to receive an amount equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, in the event of a voluntary or involuntary winding up of the Corporation’s affairs. Holders of the CPP Shares will be entitled to receive the liquidation preference out of assets of the Corporation that are available for distribution to shareholders, after payment of the Corporation’s debts but before any distribution of assets is made to holders of Common Stock or any other shares ranking junior to the CPP Shares as to distribution.

Voting Rights

The holders of CPP Shares will not have any voting rights, other than class voting rights on matters that could adversely affect the holders of those shares.

Regulatory Capital Treatment

The Corporation expects the CPP Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Transferability

The Corporation will be obligated to file a registration statement under the Securities Act of 1933, as amended, as soon as practicable after issuing the CPP Shares for resale of those shares. The CPP Shares will not be subject to any contractual restrictions on transferability and the Treasury may transfer the CPP Shares to third parties at any time.

ADDITIONAL TERMS OF PARTICIPATION IN CAPITAL PURCHASE PROGRAM

The full terms and conditions of the CPP are contained in documentation available from the Treasury Department on its web site at http://www.treas.gov/initiatives/eesa/. In addition to the rights and preferences of the CPP Shares described above, the Treasury will require compliance with the following additional terms:

Executive Compensation

In order to participate in the CPP, Dearborn Bancorp will be required to agree to certain limits on executive compensation for its chief executive officer, chief financial officer, and its next three most highly compensated officers. The Corporation has to agree, with respect to each such executive: not to deduct for tax purposes executive compensation in excess of $500,000; not to make any “golden parachute payment” (as defined in the Internal Revenue Code); to implement a required clawback of any incentive compensation paid based on statements of earnings or other criteria that are later proven to be materially inaccurate; and to ensure that the incentive compensation does not encourage unnecessary and excessive risks that threaten the Corporation’s value. These limitations will not require any modification of, or otherwise have any impact on, the Corporation’s current executive compensation plans or contracts.

Warrants

In addition to the issuance of the CPP Shares under the CPP, Dearborn Bancorp will be required to issue warrants to the Treasury to purchase a number of shares of Common Stock having an aggregate market price equal to 15% of the CPP Shares on the date of issuance. Assuming the maximum 3% participation, warrants to purchase approximately 1,458,953 shares of Common Stock will be issued. Assuming the minimum 1% participation, warrants to purchase approximately 486,334 shares of Common Stock will be issued.

The exercise price of the warrants will be the average market price for the Common Stock based on the 20 trading days before the date of issuance of the CPP Shares. The warrants will be immediately exercisable, subject to certain conditions will be transferable to third parties, and will expire after 10 years from issuance. The Treasury will agree not to exercise any voting power with respect to any shares of Common Stock issued upon exercise of the warrants but transferees may not be subject to restrictions on voting rights. The number of shares subject to the warrants will be reduced under certain circumstances and, to the extent the Corporation redeems the CPP Shares, it will have a right to repurchase any warrants and Common Stock issued upon exercise of the warrants held by the Treasury at fair market value.

Holders of Common Stock have no preemptive rights to purchase Common Stock upon the issuance or exercise of the warrants. The issuance of Common Stock upon exercise of the warrants will therefore have a dilutive effect on the ownership interests of the existing holders of Common Stock.

FINANCIAL EFFECT ON DEARBORN BANCORP
OF PARTICIPATION IN CAPITAL PURCHASE PROGRAM

The following unaudited pro forma financial information of Dearborn Bancorp for the fiscal year ended December 31, 2007 and the nine-months ended September 30, 2008 show the effects of a minimum of $9.6 million and a maximum of $28.9 million of Preferred Stock issued to the Treasury pursuant to the CPP. The pro forma financial data presented below may change materially under either the “Minimum” or “Maximum” scenario based on the actual proceeds received under the CPP if the Corporation’s application is approved by the Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the Corporation’s Common Stock price, and the discount rate used to determine the fair value of the Preferred Stock. Accordingly, the Corporation can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Corporation has included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend its Articles of Incorporation.

Dearborn Bancorp, Inc.
Current Financial Data

		Pro Forma(3)
		Minimum	Maximum
(Dollars, in thousands, except number of warrants)	9/30/2008	9/30/2008	9/30/2008

Cash and Cash Equivalents(6)	$63,171	$72,814	$92,099
Investments	2,520	2,520	2,520
Loans	939,626	939,626	939,626
Total Assets	1,078,521	1,088,164	1,107,449
Average Assets (QTD)	997,793	997,793	997,793
Risk Weighted Assets before Deductions	968,587	970,515	974,372
Risk Weighted Assets	964,265	966,217	970,123
Deposits	859,269	859,269	859,269
Borrowings	82,505	82,505	82,505
Total Liabilities	944,681	944,681	944,681
Common Stock	133,099	133,099	133,099
Preferred Stock(2)	0	9,597	28,790
Warrants	0	735	2,190
Discount on Preferred Stock(4)(5)(7)	0	(735)	(2,190)
Retained earnings	732	732	732
Accumulated other comprehensive income	9	9	9
Total shareholders’ equity	133,840	143,483	162,768
Allowance for Loan Losses	$16,429	$16,429	$16,429
Allowance for Loan Losses disallowed for Tier 2 Capital	4,322	4,298	4,249
Allowance for Loan Losses allowed for Tier 2 Capital	12,107	12,131	12,180
Book Value of New Preferred Stock		$9,597	$28,790
Value of Warrants Issued at 15% of New Preferred Stock(4)		1,440	4,319
Number of Warrants(1)		486,334	1,458,953
Tier 1 Capital	$99,639	$109,236	$128,429
Total Capital	$111,719	$121,316	$140,509
Tier 1 Capital to Average Assets	9.99%	10.95%	12.87%
Tier 1 Capital to Risk-Weighted Assets	10.33%	11.31%	13.24%
Total Capital to Risk-Weighted Assets	11.59%	12.56%	14.48%
Liquidity (cash & investments/total assets)	6.09%	6.92%	8.54%

(1)	Based on Closing Stock Price of $2.96 on 11/11/08

(2)	The pro forma financial information reflects the issuance of a minimum $9,597 and a maximum $28,790 of Dearborn Bancorp, Inc. Preferred Stock.

(3)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.

(4)	The carrying values of the Preferred Stock and warrants are based on their estimated relative fair values at issue date.

(5)	Amortization of discount will be over a 5 year period using a method that approximates level yield.

(6)	The proceeds from the sale of Preferred Stock are initially invested in Federal Funds sold and included with Cash and Cash Equivalents.

(7)	Consists of dividends on Preferred Stock at a 5% annual rate as well as accretion on discount on Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a method that approximates the level yield method (approximately 7.50%) over a five year term, which is the expected life of the Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the Preferred Stock, and the assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Dearborn Bancorp’s Common Stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to holders of Common Stock. The fair value of the Preferred Stock is determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to holders of Common Stock.

Dearborn Bancorp, Inc.
Current Financial Data

		Pro Forma(1)
	Historical	Nine Months Ended
	Nine Months Ended	Minimum	Maximum
(In thousands, except share and per share data)	9/30/2008	9/30/2008	9/30/2008

Total interest income(2)	$46,287	$46,359	$46,504
Total interest expense	21,700	21,700	21,700

Net interest expense	24,587	24,659	24,804
Provision for loan losses	9,722	9,722	9,722

Net Interest income after provision for loan losses	14,865	14,937	15,082
Total non-interest income	375	375	375
Total non-interest expense(4)	18,978	18,978	18,978

Income (loss) before income tax provision	(3,738)	(3,666)	(3,521)
Income tax provision (benefit)	(1,220)	(1,196)	(1,146)

Net Income (loss)	$(2,518)	$(2,470)	$(2,375)

Effective dividend on Preferred Stock(5)		508	1,521
Net income available to holders of Common Stock		$(2,978)	$(3,896)

Selected Financial Ratios:
Earnings per share:
Basic	$(0.31)	$(0.37)	$(0.48)
Diluted	$(0.31)	$(0.37)	$(0.48)
Average basic shares outstanding	8,078,188	8,078,188	8,078,188
Average diluted shares outstanding(3)	8,078,188	8,078,188	8,078,188
Return on average equity annualized	(2.46)%	(2.41)%	(2.32)%

		Pro Forma(1)
	Historical	Twelve Months Ended
	Twelve Months Ended	Minimum	Maximum
(In thousands, except share and per share data)	12/31/2007	12/31/2007	12/31/2007

Total interest income(2)	$70,110	$70,206	$70,399
Total interest expense	36,491	36,491	36,491

Net interest expense	33,619	33,715	33,908
Provision for loan losses	5,821	5,821	5,821

Net Interest income after provision for loan losses	27,798	27,894	28,087
Total non-interest income	1,020	1,020	1,020
Total non-interest expense	23,796	23,796	23,796

Income (loss) before income tax provision	5,022	5,118	5,311
Income tax provision (benefit)	1,856	1,889	1,922

Net Income (loss)	$3,166	$3,230	$3,390

Effective dividend on Preferred Stock		727	2,176
Net income available to holders of Common Stock		$2,503	$1,213

Selected Financial Ratios:
Earnings per share:
Basic	$0.37	$0.29	$0.14
Diluted	$0.36	$0.27	$0.12
Average basic shares outstanding	8,602,704	8,602,704	8,602,704
Average diluted shares outstanding(3)	8,827,531	9,316,179	10,293,474
Return on average equity — annualized	2.21%	2.11%	1.97%

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)	The funds received from the Preferred Stock issue are assumed to be initially invested in Federal Funds sold, earning a rate of 1.00%. An incremental tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(3)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the Treasury Stock method.

(4)	The issuance costs are expected to be immaterial. Therefore, no effect was given in the proforma

(5)	Consists of dividends on Preferred Stock at a 5% annual rate as well as accretion on discount on Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a method that approximates the level yield method (approximately 7.50%) over a five year term, which is the expected life of the Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the Preferred Stock, and the assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Dearborn Bancorp’s Common Stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to holders of Common Stock. The fair value of the Preferred Stock is determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to holders of Common Stock.

OTHER MATTERS

The management of Dearborn Bancorp is not aware of any other matter to be presented for action at the meeting. However, if any other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

Management

The following table sets forth, as of November 1, 2008, the number of shares of the Corporation’s Common Stock beneficially owned by each director and all directors and executive officers as a group.

	Number		Percent
Name of Individual	of Shares(1)		of Class

Margaret I. Campbell	36,971	(2)	*
John E. Demmer	320,888	(3)(4)	3.96
William J. Demmer	94,340	(4)(5)	1.17
Michael V. Dorian, Jr.	73,500		*
David Himick	341,354	(6)	4.22
Jeffrey L. Karafa	15,476	(7)(8)(9)(10)	*
Donald G. Karcher	62,292	(11)	*
Bradley F. Keller	134,986	(12)	1.67
John A. Lindsey	2,902	(7)	*
Jeffrey G. Longstreth	15,844		*
Warren R. Musson	98,090	(7)(8)(10)(13)	1.21
Michael J. Ross	135,406	(7)(8)(9)(10)	1.67
Robert C. Schwyn	55,196	(14)	*
Stephen C. Tarczy	45,815	(7)(8)(12)(15)	*
Jeffrey J. Wolber	45,702	(7)(8)(10)	*
All Directors and Executive Officers as a Group (15 persons)	1,478,762	(16)	18.26

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Some of the shares listed may be held jointly with, or for the benefit of, a spouse or children of the person indicated.

(2)	Includes 3,908 shares owned by Mrs. Campbell’s husband.

(3)	Includes 154,745 shares held by Mr. Demmer’s wife as a Trustee of a trust.

(4)	Includes shared voting and ownership of 359 shares held by Jack Demmer Ford, Inc., of which John E. Demmer is the Chairman of the Board and CEO and William J. Demmer is the President.

(5)	Includes 11,954 shares owned by Mr. Demmer’s children.

(6)	Includes 855 shares, for which Mr. Himick has the power to vote and dispose, held by the Himick Family Investment Club.

(7)	Includes shares held in the Fidelity Bank 401(k) Trust as follows: Mr. Karafa — 12,467 shares; Mr. Lindsey — 2,902 shares; Mr. Musson — 15,814 shares; Mr. Ross — 9,250 shares; Mr. Tarczy — 2,376 shares; Mr. Wolber — 1,295 shares.

(8)	Includes unvested restricted shares as follows: Mr. Ross — 1,864 shares; Messrs. Karafa, Musson, Tarczy and Wolber — 986 shares each.

(9)	Excludes shares in Fidelity Bank 401(k) Trust of which Mr. Karafa and Mr. Ross are co-trustees.

(10)	Includes shares issuable upon the exercise of stock options within 60 days of November 1, 2008, by the following executive officers: Mr. Karafa — 1,483 shares; Mr. Musson — 70,170 shares; Mr. Ross — 108,835 shares; Mr. Tarczy — 36,515 shares; Mr. Wolber — 42,331 shares.

(11)	Includes 15,476 shares held by Mr. Karcher’s wife as a Trustee of a trust.

(12)	Includes 4,478 shares owned by Mr. Keller’s wife.

(13)	Includes 623 shares held by Mr. Musson’s wife in a defined contribution plan trust.

(14)	Includes 39,674 shares held for the benefit of Dr. Schwyn in a defined benefit plan trust.

(15)	Includes 1,555 shares held by Mr. Tarczy’s wife in a defined contribution plan trust.

(16)	Includes 215,752 shares issuable upon the exercise of stock options and unvested restricted shares.

Certain Beneficial Owners

The following table sets forth as of November 1, 2008 the number of shares of the Corporation’s Common Stock owned by the only entities or persons known by the Corporation to own beneficially more than five percent of the Common Stock of the Corporation.

	Number	Percent
Name of Beneficial Owner	of Shares	of Class

Wellington Management Company, LLP(1)	820,711	10.14
75 State St, Boston MA 02109
Tontine Financial Partners LP(2)	729,207	9.00
55 Railroad Ave 3rd floor Greenwich, CN 06830

(1)	Represents shares which are held of record by clients of Wellington Management which has shared power to vote 596,571 shares and shared power to dispose of 820,711 shares. This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(2)	Represents shares which are held of record by Tontine Financial Partners, LP (TFP) which has shared power to vote and shared power to dispose of 588,771 shares; Tontine Management, LLC tm which has shared power to vote and shared power to dispose of 588,771 shares; Tontine Overseas Associates, LLC (TOA) which has shared power to vote and shared power to dispose of 140,436 shares; Jeffrey L. Gendell which has shared power to vote and shared power to dispose of 729,207 shares. TM, the general partner of TFP, has the power to direct the affairs of TFP. TOA serves as investment manager to TFP Overseas Fund, Ltd (TFPO), with respect to the shares directly owned by TFPO. Mr. Gendell is general partner of TFP and the managing member of TM & TOA, and in that capacity directs their operations. This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008.

SHAREHOLDER PROPOSALS

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders of Dearborn Bancorp must be received by the Secretary of the Corporation at its principal executive offices located at 1360 Porter Street, Dearborn, Michigan 48124-2823 on or before December 12, 2008. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal may be presented in any manner at the 2009 Annual Meeting of Shareholders if notice of such proposal is not received by the Corporation on or before February 25, 2009.

FINANCIAL INFORMATION INCORPORATED BY REFERENCE

The following financial information contained in Dearborn Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 10, 2008 is incorporated herein: financial statements and supplementary financial information appearing on pages 4 through 49 of Exhibit 13 of the Form 10-K and pages 4 through 20 of the Form 10-Q; management’s discussion and analysis of financial condition and results of operations appearing on pages 50 through 68 of Exhibit 13 to Form 10-K and pages 21 through 38 of Form 10-Q; and quantitative and qualitative disclosure about market risk appearing on pages 68 through 70 of Exhibit 13 to Form 10-K and pages 39 through 42 of Form 10-Q.

Dearborn Bancorp will provide free of charge to each record or beneficial holder a copy of the Corporation’s Form 10-K and Form 10-Q as filed with the SEC. Requests should be addressed to Dearborn Bancorp at 1360 Porter Street, Dearborn, Michigan 48124-2823. See also the section below entitled “MISCELLANEOUS” for information on how to access the Corporation’s website to obtain the Corporation’s SEC filings.

All documents filed with the SEC by Dearborn Bancorp pursuant to the reporting requirements of the Securities Exchange Act of 1934 subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting of Shareholders are incorporated herein by reference. Any statement contained in a document incorporated by reference in this Proxy Statement shall be deemed modified to the extent that a statement contained in another subsequently filed document which also is incorporated by reference in this Proxy Statement modifies or supersedes such statement.

MISCELLANEOUS

Dearborn Bancorp maintains an Internet website at www.fidbank.com. The Corporation makes available free of charge through its website various reports that it files with the Securities and Exchange Commission, including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports. A copy of this Proxy Statement also is available through its website. From the home page at www.fidbank.com, go to “Investor Relations” to access the reports.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports by delivering a single set of proxy materials to one address shared by two or more of our shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. Dearborn Bancorp only sends one proxy statement to security holders who share the same address and name unless it has received contrary instructions. If each security holder desires to have their own copy, they may notify the Corporation of that fact either orally or in writing. Notifications can be directed to Dearborn Bancorp at 1360 Porter Street, Dearborn, Michigan 48124-2823.

The cost of soliciting proxies in the accompanying forms will be paid by Dearborn Bancorp. The Corporation may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners and obtaining their proxies. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or electronic communication, by officers and employees of the Corporation and Fidelity Bank.

By Order of the Board of Directors,

Jeffrey L. Karafa
Secretary

November 21, 2008
Dearborn, Michigan

APPENDIX A

Article III of the Articles of Incorporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 25,000,000 shares which shall be divided into two classes as follows:

Shares of Common Stock — 20,000,000

Shares of Preferred Stock — 5,000,000

The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the above classes of stock shall be as follows:

A. COMMON STOCK

a. Except as otherwise required by law or by the Articles of Incorporation, each holder of Common Stock shall have one vote for each share of Common Stock held by a holder on all matters voted upon by the holders of Common Stock.

b. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors in its discretion.

c. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

B. PREFERRED STOCK

a. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine:

b. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

1. The designation of such series and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

2. The dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

3. Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporations, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

A-1

4. The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

5. Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

6. Whether the shares of such series shall be convertible into or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

7. The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, for the election of one or more directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

8. Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

9. Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Articles of Incorporation.

c. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Article III(ii)(B), the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

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PROXY
DEARBORN BANCORP, INC.
PROXY — Solicited by Board of Directors
For Special Meeting of Shareholders to be held December 9, 2008
The undersigned hereby appoints John E. Demmer and Michael J. Ross, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Dearborn Bancorp, Inc. at the Special Meeting of Shareholders to be held on December 9, 2008, and at all adjournments thereof, upon the following:
To APPROVE an amendment to the Articles of Incorporation to Authorize the Issuance of up to 5,000,000 shares of Preferred Stock.

___ FOR	___ AGAINST	___ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please indicate whether you plan to attend this meeting in person.	___ YES	___ NO
UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE APPOINTED TO VOTE
“FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

Signature of Shareholder

Signature of Shareholder

Dated___________________________, 2008
Please sign exactly as your name is printed hereon. When signing as attorney, executor, administrator, personal representative, trustee, or guardian, please give full title. If stock is held jointly, each joint owner must sign.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED